                                                                      EXHIBIT 11

                   ORCHARD SUPPLY HARDWARE STORES CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                      FOR THE YEAR ENDED JANUARY 28, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        FULLY
                                                              PRIMARY  DILUTED
                                                              -------  -------
Net income................................................... $11,609  $11,609
Preferred stock dividends....................................   1,200      N/A
                                                              -------  -------
Net income available to common stock......................... $10,409  $11,609
                                                              =======  =======
Weighted average number of shares outstanding................   6,987    6,987
Dilutive effect of common stock equivalents..................      63      138
Assumed repurchase of shares with proceeds from stockholder
 notes receivables...........................................     (11)      (4)
Assumed conversion of preferred stock........................     N/A    1,280
                                                              -------  -------
Weighted average common and equivalent shares................   7,039    8,401
                                                              =======  =======
Earnings per share........................................... $  1.48  $  1.38
                                                              =======  =======